Exhibit 11

                               Xerox Corporation

                Computation of Net Income (Loss) Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                                          Three months ended
                                                                 March 31,
                                                              2001     2000

I. Basic Net Income (Loss) Per
     Common Share

   Net Income (Loss)                                      $    201   $   (248)
   Accrued dividends on ESOP preferred stock, net              (12)       (11)

   Adjusted net income (loss)                             $    189   $   (259)

   Average common shares outstanding
     during the period                                     678,518    665,735
   Common shares issuable with respect
     to exchangeable shares                                    908        921
   Adjusted average shares outstanding
     for the period                                        679,426    666,656


   Basic earnings (loss) per share                        $   0.28  $   (0.39)


II. Diluted Net Income (Loss) Per
    Common Share

   Net Income (Loss)                                      $    201   $   (248)
   ESOP expense adjustment, net of tax                          (7)       (11)
   Interest on convertible debt, net of tax                      -          -

   Adjusted net income (loss)                             $    194   $   (259)

   Average common shares outstanding
     during the period                                     678,518    665,735
   Stock options, incentive and
     exchangeable shares                                     4,619        921
   Convertible debt                                          1,992          -
   ESOP preferred stock                                     96,111          -
   Adjusted average shares outstanding
     for the period                                        781,240    666,656


   Diluted earnings (loss) per share                      $   0.25   $  (0.39)